EXHIBIT 5.1

Law Offices
Monahan & Biagi, Pllc
A Professional Limited Liability Company

October 22 , 2012

Visualant, Inc.
500 Union Street, Suite 420
Seattle, WA 98101

RE:           Registration Statement on Form S-1

Gentlemen:

We have acted as counsel to Visualant, Inc. (the “Company”) in connection with the Registration Statement on Form S-1, File No. 333-175178, filed with the U.S. Securities and Exchange Commission (the “Commission”) on April 2, 2012, including the Post-Effective Amendment No. 1 thereto filed on October 5, 2012 (collectively, the “Registration Statement”) covering: (a) 1,000,000 shares of common stock issued to Coventry Capital LLC on February 7, 2012; (b) up to 204,000, 366,000 and 30,000 shares of common stock issuable upon exercise of the Company’s warrants granted to National Securities Corporation, Steven Freifeld and Vince Calicchia, respectively, on February 12, 2012; and (c) up to 6,000,000 shares of common stock issuable to Ascendiant Capital Partners LLC under a Securities Purchase Agreement dated June 17, 2011 (the “Ascendiant Securities Purchase Agreement”),  which shares (collectively, the “Shares”) are being registered in connection with the proposed sale of the Shares by the selling stockholders listed therein.

In connection with this opinion, we have assumed that the Shares that are issuable under the Ascendiant Purchase Agreement or upon exercise of warrants, will be issued in the manner described in the Registration Statement and the prospectus relating thereto.

In connection with this opinion we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and issuance of the Shares, the Company’s Amended and Restated Articles of Incorporation dated September 3, 2002 as filed with the Nevada Secretary of State on September 13, 2002, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary as a basis for this opinion.

Based upon the foregoing, we are of the opinion that:

(a)           The 1,000,000 Shares issued to Coventry Capital LLC are duly authorized, validly issued, fully paid and nonassessable; and

(b)           The remaining 6,600,000 Shares that may be issued in the future, specifically, (i) up to 204,000, 366,000 and 30,000 shares of common stock issuable upon exercise of the Company’s warrants granted to National Securities Corporation, Steven Freifeld and Vince Calicchia, respectively, on February 12, 2012; and (ii) up to 6,000,000 shares of common stock issuable to Ascendiant Capital Partners LLC under the Ascendiant Securities Purchase Agreement, when issued in accordance with the respective terms and conditions of the warrants and the Ascendiant Securities Purchase Agreement, will be legally issued, fully paid, and nonassessable.

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

We consent to the use of this opinion as an exhibit to the Registration Statement filed with the Commission in connection with the registration of the Shares and to the reference to our firm in the Registration Statement.

Very truly yours, Monahan & Biagi, PLLC /s/James F. Biagi, Jr.

701 Fifth Avenue, Suite 2800   Seattle, Washington 98104
Telephone: (206) 587-5700    Facsimile: (206) 587-5710
Email: JBiagi@MonahanBiagi.com